CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2003 relating to the financial statements and financial statement schedule of Gannett Co., Inc., which appears in Gannett’s Annual Report on Form 10-K for the year ended December 29, 2002.

/s/ PricewaterhouseCoopers LLP

McLean, VA
May 6, 2003